Exhibit 99.1

Fulton Financial Corporation

(Logo Omitted)

FOR IMMEDIATE RELEASE	Contact:	Laura J. Wakeley
(Full text available on PR Newswire)	Phone:	717-371-2379 (4/13/05)
	Office:	717-291-2616

Fulton Financial net income up 15.9% in first quarter

(April 13) – Lancaster, PA — Fulton Financial Corporation (Nasdaq: FULT) earned $41.5 million in the first quarter of 2005, a 15.9 percent increase over $35.8 million for the same period in 2004. Diluted net income per share increased to 33 cents, a 6.5 percent increase over the 31 cents reported for the first quarter of 2004. Annualized return on average assets was 1.50 percent for the quarter. Annualized return on average equity was 13.48 percent and annualized return on tangible equity was 19.56 percent.

“We continued to grow our earnings, both internally and through acquisitions,” said Rufus A. Fulton, Jr., chairman and chief executive officer. “Our acquisitions of Resource Bank in April 2004 and First Washington State Bank in December 2004 added significantly to our loans and deposits and, as a result, to our net interest income. Our first quarter performance was also positively impacted by continued excellent asset quality.”

Loans, net of unearned income, increased $1.5 billion, or 24.6 percent, to $7.7 billion at March 31, 2005, compared to $6.2 billion at March 31, 2004. Approximately $870 million of this increase resulted from the April 1, 2004 acquisition of Resource Bank and the December 31, 2004 acquisition of First Washington State Bank. The remaining increase was realized mainly in commercial loans and commercial mortgages, which grew $405.1 million, or 9.5 percent, and home equity loans, which increased $155.9 million, or 17.0 percent.

Net interest income for the quarter increased $15.3 million, or 18.4 percent, compared to the first quarter of 2004. Fulton Financial’s net interest margin was 3.95% for the first quarter of 2005, compared to 3.92% for the fourth quarter of 2004 and 3.79% for the first quarter of 2004. The improvement in net interest margin reflects the impact of a series of recent increases in short-term interest rates by the Federal Reserve.

Non-performing assets were 0.25 percent of total assets at March 31, 2005, an improvement from 0.32 percent of total assets at March 31, 2004. Annualized net charge-offs for the quarter ended March 31, 2005 were 0.02 percent of average total loans, compared to 0.08 percent for the same period of

2004. As a result of this continued improvement in asset quality, the provision for loan losses decreased $940,000, or 54.0 percent, to $800,000 in the first quarter of 2005, as compared to $1.7 million in the same period in 2004.

Total deposits increased $1.2 billion, or 17.6 percent, to $8.0 billion at March 31, 2005, compared to $6.8 billion at March 31, 2004. The majority of the increase, $1.0 billion, resulted from the Resource and First Washington acquisitions, with the remaining increase due to growth in demand and savings balances offset by a decrease in time deposits.

Other income increased $6.3 million, or 24.1 percent, to $32.5 million in the first quarter of 2005, largely due to mortgage banking income. Approximately $4.2 million of the total increase resulted from the addition of Resource Bank and its mortgage banking and title insurance businesses.

Other expenses increased $11.5 million, or 18.4 percent, compared to the first quarter of 2004, to $73.7 million. Resource Bank and First Washington added $10.8 million to this increase.

Fulton Financial Corporation is an $11.4 billion Lancaster, Pennsylvania-based financial holding company which operates 219 banking offices in Pennsylvania, Maryland, Delaware, New Jersey and Virginia through the following affiliates: Fulton Bank, Lancaster, PA; Lebanon Valley Farmers Bank, Lebanon, PA; Swineford National Bank, Middleburg, PA; Lafayette Ambassador Bank, Easton, PA; FNB Bank, N.A., Danville, PA; Hagerstown Trust, Hagerstown, MD; Delaware National Bank, Georgetown, DE; The Bank, Woodbury, NJ; The Peoples Bank of Elkton, Elkton, MD, Skylands Community Bank, Hackettstown, NJ; Premier Bank, Doylestown, PA; Resource Bank, Virginia Beach, VA; and First Washington State Bank, Windsor, NJ.

In January, the Corporation announced its intent to acquire SVB Financial Services, Inc., based in Somerville, New Jersey. SVB’s sole banking subsidiary is Somerset Valley Bank, also based in Somerville. The bank operates 11 community-banking offices in Somerset, Middlesex and Hunterdon Counties and has approximately $475 million in assets. Pending regulatory and shareholder approval, the acquisition is expected to be completed in the third quarter of 2005.

The Corporation’s financial services affiliates include Fulton Financial Advisors, N.A., Lancaster, PA; Fulton Insurance Services Group, Inc. Lancaster, PA; and Dearden, Maguire, Weaver and Barrett, LLC, West Conshohocken, PA.

Residential mortgage lending is offered by all banks through Fulton Mortgage Company or Resource Mortgage.

Additional information on Fulton Financial Corporation is available on the Internet at www.fult.com.

Safe Harbor Statement:

This news release may contain forward-looking statements about Fulton Financial Corporation’s future financial performance. Forward-looking statements are encouraged by the Private Securities Litigation Reform Act of 1995.

Such forward-looking information is based upon certain underlying assumptions, risks and uncertainties. Because of the possibility of change in the underlying assumptions, actual results could differ materially from these forward-looking statements. Risks and uncertainties that may affect future results include: pricing pressures on loans and deposits, actions of bank and non-bank competitors, changes in local and national economic conditions, changes in regulatory requirements, actions of the Federal Reserve Board, the Corporation’s success in merger and acquisition integration, and customers’ acceptance of the Corporation’s products and services.

#    #    #

2005